Exhibit 30(d)(v)

RIDER FOR TERM INSURANCE BENEFIT ON LIFE OF
INSURED SPOUSE -- DECREASING AMOUNT

Read the list of Supplementary Benefits on the Contract Data page(s).
This Benefit is a part of this contract only if it is listed there.

Benefit.--We will pay an amount under this Benefit if we receive due proof that the insured spouse died (1) in the term period for the Benefit; and (2) while this contract is in force with no premium in default past its days of grace. We will pay this amount to the beneficiary for insurance payable upon the insured spouse's death. But our payment is subject to all the provisions of the Benefit and of the rest of this contract. The phrase insured spouse means the Insured's spouse named in the application for this contract.

We will use the table below to compute the amount we will pay. We show the
Initial Amount of Term Insurance under this Benefit on the Contract Data page(s). We also show the term period for the Benefit there. It starts on the contract date, which we show on the first page. The anniversary at the end of the term period is part of that period.

TABLE OF AMOUNTS OF INSURANCE

Amounts Payable.--We show here the amount we will pay for each $1,000 of Initial
Amount of Term Insurance if death occurs in the contract year ending with the anniversary shown.

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ANNIVERSARY AMOUNT ANNIVERSARY AMOUNT
----------- ------ ----------- ------
1 $1,000 12 $706
2 986 13 658
3 970 14 603
4 951 15 543
5 931 16 475
6 909 17 400
7 883 18 316
8 855 19 222
9 824 20 200
10 789 BENEFIT EXPIRES
11 750 ON 20TH ANNIVERSARY
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VL 180 20 YEARS

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PAID-UP INSURANCE

Paid-up Insurance on Life of Insured Spouse.--The Insured might die (1) in the term period for this Benefit; (2) while this contract is in force with no premium in default past its days of grace; and (3) while the insured spouse is living. In this case, the insurance on the life of the insured spouse under the

Benefit will become paid-up term insurance for decreasing amounts. We will compute these amounts from the Table of Amounts of Insurance. While the paid-up insurance is in effect, the contract will remain in force until the end of the term period for the Benefit. The paid-up insurance will have cash values but no loan value.

If this Benefit becomes paid-up, it may be surrendered for its net cash value.
This will be the net value on the date of surrender of the paid-up insurance.
But, within 30 days after a contract anniversary, the net cash value will not be less than it was on that anniversary. We base this net cash value on the insured spouse's age and sex. The insured spouse's age at any time will be his or her age last birthday on the contract date plus the length of time since that date.
We use the Commissioners 1980 Standard Ordinary Mortality Table. We use
continuous functions based on age last birthday. We use an effective interest rate of 4% a year.

We will usually pay any cash value promptly. But we have the right to postpone paying it for up to six months. If we do so for more than 30 days. we will pay interest at the rate of 3% a year. If we are asked for the values which apply, we will furnish them.

CONVERSION TO ANOTHER PLAN OF INSURANCE

Right to Convert.--While the Insured is living, you may be able to exchange this
Benefit for a new contract of life insurance on the life of the insured spouse in either this company or The Prudential Insurance Company of America. In any of
these paragraphs, when we use the phrase the company we mean whichever of these companies may issue the new contract. And where we use the phrase new contract we mean the contract for which the Benefit may be exchanged. You will not have to prove that the insured spouse is insurable.

Conditions.--Your right to make this exchange is subject to all these conditions: (1) The amount we would have paid under this Benefit if the insured spouse had died just before the contract date of the new contract must be large enough to meet the minimum for a new contract, as we describe under Contract
Specifications. (2) You must ask for the exchange in writing and in a form that meets our needs. (3) You must send this contract to us to be endorsed. (4) We must have your request and the contract at our Service Office while the Benefit is in force and at least five years before the end of its term period.

The new contract will not take effect unless the premium for it is paid while the insured spouse is living and within 31 days after its contract date. If the premium is paid as we state, it will be deemed that: (1) the insurance under the new contract took effect on its contract date; and (2) this Benefit ended just before that contract date. We will return that part, if any, of the last premium paid for the Benefit that is more than was needed to pay premiums to that contract date.

Contract Date.--The date of the new contract will be the date you ask for in your request. But it may not be after the date to which premiums are paid for this Benefit. It may not be less than five years before the end of the term period for the Benefit. And it may not be more than 31 days before we have your request at our Service Office.

Contract Specifications.--The new contract will be in the standard rating class.
The company will set the issue age and the premiums for the new contract in accord with its regular rules in use on the date of the new contract.

The new contract may call for annual premiums. If the company agrees, you will be able to have premiums fall due more often.

The contract may be either one of the following:

1. A Life Paid Up at Age 85 plan. In this case the new contract will be issued by The Prudential Insurance Company of America. Its face amount will be the amount you ask for in your request. But it cannot be less than $10,000 or more than 80% of the amount we would have paid under this Benefit if the insured spouse had died just before the contract date of the new contract. (Since
$10,000 is 80% of $12,500, the amount we would have paid must be at least
$12,500 for this exchange to be possible.)

2. A contract like the one to which this Benefit is attached. Its face amount will be the amount you ask for in your request. But it cannot be less than
$25,000 or more than 80% of the amount we would have paid under the Benefit if the insured spouse had died just before the contract date of the new contract.
(Since $25,000 is 80% of $31,250, the amount we would have paid must be at least
$31,250 for this exchange to be possible.)

The new contract will not have Supplementary Benefits other than as we describe in this and in the next

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paragraph. If the company would include in other contracts like the new contract a benefit for waiving premiums in the event of disability, here is what the company will do. Even though this contract does not have that benefit on the life of the insured spouse, the company will put it in the new contract on his or her life. The benefit, if any, in the new contract will be the same one, with the same provisions, that the company puts in other contracts like it on its contract date. In this paragraph, when we use the phrase other contracts like it, we mean contracts the company would regularly issue on the same plan and for the same rating class, amount, issue age and sex.

No premium will be waived under the new contract unless the disability started on or after its contract date. And no premium will be waived under a new contract unless it has a benefit for waiving premiums in the event of disability. This will be so even if premiums have been waived under this contract.

Changes.--You may be able to have this Benefit changed to a new contract of life insurance other than in accord with the requirements for exchange that we state above. But any change may be made only if the company consents, and will be subject to conditions and charges that are then determined.

MISCELLANEOUS PROVISIONS

Ownership and Control.--Unless we endorse this contract to say otherwise, while the Insured is living the owner alone may exercise all ownership and control of this contract. This includes, but is not limited to, these rights: (1) to assign the contract; and (2) to change any subsequent owner. A request for such a change must be in writing to us at our Service Office and in a form that meets our needs. The change will take effect only when we endorse the contract to show
it.

Unless we endorse this contract to say otherwise:

(1) while any insurance is in force after the Insured's death, the owner of the contract will be the insured spouse; and (2) the owner alone will be entitled to
(a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us. But any insurance payable upon the
Insured's death will be payable to the beneficiary for that insurance.

Beneficiary.--The word beneficiary where we use it in this contract without qualification means the beneficiary for insurance payable upon the death of the
Insured.

Unless we endorse this contract to say otherwise, the beneficiary for insurance payable upon the death of the insured spouse will be the Insured if living, otherwise the estate of the insured spouse.

The beneficiary for insurance payable upon the death of the insured spouse may be changed. The request must be in writing and in a form that meets our needs.
It will take effect only when we file it at our Service Office; this will be after the contract is sent to us to be endorsed, if we ask for it. Then any previous beneficiary's interest in such insurance will end as of the date of the request. It will end then even if the insured spouse is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated.

Misstatement of Age or Sex.--If the insured spouse's stated age or sex or both are not correct, we will change each benefit and any amount payable to what the premium would have bought for the correct age and sex.

Suicide Exclusion.--If the insured spouse, whether sane or insane, dies by suicide within the period which we state in the Suicide Exclusion under General
Provisions, we will not pay the amount we describe under Benefit above. Instead, we will pay no more than the sum of the premiums paid for this Benefit. We will make that payment in one sum.

Reinstatement.--If this contract is reinstated, it will not include the insurance that we provide under this Benefit on the life of the insured spouse unless we are given any facts we need to satisfy us that the insured spouse is insurable for the Benefit.

Contract Value Options.--If this contract has a Contract Value Options provision, it will apply only during the Insured's lifetime. Any extended or reduced paid-up insurance that may be described there is on the life of the
Insured only.

Contract Loans.--If this contract has a Loans provision, we will not consider any contract debt when we determine the amount payable, if any, at the death of the insured spouse.

Incontestability.--Except for non-payment of premium, we will not contest this
Benefit after it has been in force during the insured spouse's lifetime for two years from the issue date.

Benefit Premiums.--We show the premiums for this Benefit on the Contract Data page(s). They stop on the

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earliest of (1) the death of the Insured, (2) the death of the insured spouse, and (3) the contract anniversary at the end of the term period for the Benefit.

Termination.--This Benefit will end on the earliest of:

1. the end of the last day of grace of a premium in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;

2. the end of the last day before the contract date of any other contract (a)
for which the Benefit is exchanged, or (b) to which the Benefit is changed;

3. the date the contract is surrendered under its Cash Value Option, if it has one, or the paid-up insurance, if any, under the Benefit is surrendered; and

4. the date the contract ends for any other reason.

Further, if you ask us in writing in the premium period, we will cancel the
Benefit as of the date to which premiums are paid. Contract premiums due then and later will be reduced accordingly.

This Supplementary Benefit rider
attached to this contract on the Contract Date

Pruco Life Insurance Company,

By /s/ ISABELLE L. KIRCHNER
--------------------------
Secretary

VL 180 Printed in U.S.A.